Exhibit 99.1
VELATEL ANNOUNCES IT HAS FINALIZED ITS ZTE FINANCING CONTRACT
 TO DEPLOY AND EXPAND ITS WIRELESS NETWORKS IN CROATIA AND MONTENEGRO

VelaTel will Leverage its National Spectrum Licenses in Montenegro and Croatia to Meet Long-Term Mobile Broadband Demands of more than5 Million Permanent Residents and Millions of Annual Tourist Visitors

SAN DIEGO, CA–(May 15, 2012) – VelaTel Global Communications (OTCQB: VELA), www.velatel.com, a leader in deploying and operating wireless broadband and telecommunication networks worldwide, today announced it has finalized its financing contracts with ZTE to increase its equipment and software order to deploy and expand wireless networks in Montenegro and Croatia. The announcement follows VelaTel’s successful closing of its acquisition of Herlong Investments Limited and its operating subsidiaries, Novi-Net and Montenegro Connect, which allows VelaTel to report the financial results of these subsidiaries on its consolidated financial statements.

"VelaTel will raise the bar again for mobile broadband services by providing networks with greater speeds and capacity than any other network in those regions," said George Alvarez, VelaTel’s Chairman and CEO. "Our leadership in launching wireless broadband networks will soon benefit the citizens of Croatia and Montenegro, as well as our shareholders."

The signed contracts with ZTE includes improved pricing compared to an earlier preliminary order that covered only a portion of the total equipment required, based on now completed engineering. The revised orders will now deliver all the necessary equipment and software for Phase 1 deployments of both networks.

“This is another example that demonstrates the importance of our ZTE relationship,” commented Colin Tay, President of VelaTel. “We are able to leverage our exclusive financing packages in order to dramatically minimize our costs, while having access to the industry’s most compelling and advanced equipment.  Although the price negotiations for the final engineered order took longer than expected, the cost savings more than justified the extra time.”

The 1,800 subscriber existing network base in Croatia (Novi-Net) covers the city of Cakovec and its surrounding area (population 25,000), and will not be expanded during Phase 1 of VelaTel’s deployment.  Instead, VelaTel will target densely populated areas, including the capital city of Zagreb with a population of over 1 million, where potential business and government customers are concentrated.  Simultaneously, VelaTel will be deploying a wireless broadband network in Montenegro (“Montenegro Connect”), which is a “greenfield” operation. Phase 1 will similarly focus on urban areas, including the capital city of Podgorica (population 150,000), and the commercial and government customers concentrated in those urban areas.

“With these critical contracts now in place, we can focus on the expansion of our network, which is needed to satisfy the enormous appetites of our wireless subscribers”, said Novi-Net’s Founder and CEO Karlo Vlah.  “We are very excited to be working with VelaTel and begin seeing our subscriber numbers increase exponentially.”

About VelaTel Global Communications, Inc.
VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers. VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers. VelaTel currently has project operations in People’s Republic of China, Peru, Croatia and Montenegro. Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe. VelaTel’s administrative headquarters are in San Diego, California. For more information, please visit www.velatel.com.

Safe Harbor
This press release may contain forward-looking statements that involve risks and uncertainties. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts:

Tim Matula
Investor Relations
(Toll Free) 1-877-260-9170
investors@velatel.com